Exhibit 99.1

China Organic Reports Record Financial Performance for Q3 2007

Continued Growth Highlighted by Record $22 Million in Revenues and $7 million in Earnings for Q3 2007

Key Highlights of Record Q3:

      o Revenues surpassed $22 million, a near 15-fold increase over the $1.5 million for the comparable period the previous year

      o Earnings surpassed $7 million, a significant increase over the $575,000 for the comparable period the previous year

      o Year to date revenues and earnings totaled $28.8 million and $9.6 million, respectively

Jilin, China - China Organic Agriculture, Inc. (OTCBB: CNOA - News), a growth-driven agricultural and products company leading China's organic foods revolution, today reported the Company's revenues and earnings for the quarter ended September 30, 2007. Revenues for the third quarter of calendar year 2007 were approximately $22 million, an increase of 1,357% over the comparable period the previous year. The Company also reported earnings of approximately $7 million, an increase of approximately $6.6 million or 1,156% over the comparable period the previous year.

CNOA said the Company's record growth in Q3 2007 was the result of its successful initiatives to increase production capacity, production output and consumer brand awareness, as well as new distribution agreements with some of China's largest retail distribution systems.

"China Organic continues to prove that we are a growth driven company with a commitment to building value for our shareholders," said Huizhi Xiao, Chairman of China Organic Agriculture. "The future looks very positive for China Organic and we feel confident that our business strategies will sustain our exceptional growth in the months and years ahead."

The Company also reported that revenues for the nine months ending September 30, 2007, surpassed $28.8 million, an increase of approximately $23.2 million or 419% over the $5.5 million for the comparable period in 2006. Earnings for the nine months ending September 30, 2007, were approximately $9.6 million, an increase of approximately $7.5 million or 360% increase over the comparable period in 2006. The increase of $7.5 million in earnings for the period is due to the expansion of the Company's sales and distribution channels, which it achieved while keeping operating expenses steady.

CNOA has two wholly owned subsidiaries which it acquired in March 2007: China Organic Agriculture, Ltd. ("COAL"), which was incorporated in the British Virgin Islands in 2006, which owns Jilin Songyuan City ErMaPao Green Rice Ltd (ErMaPao), established under the laws of the People's Republic of China in 2002.

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Through its subsidiaries, the Company is engaged in the business of rice production and processing, and the growth of the business since the acquisition is highlighted by the increase in the results of operations today compared to the results of operations in the correlative periods prior to the acquisition.

About China Organic Agriculture

China Organic Agriculture is among the largest producers of organic rice in China. CNOA controls all aspects of the process from seeds to planting and processing, R&D and distribution. The Company also has an extensive sales network, located in the major cities in China.

CNOA, which follows GAAP accounting principles, has experienced significant growth since its inception in 2002, and is exempt from federal taxes as an agricultural company in China. CNOA has put solid plans in place to markedly expand revenues and increase shareholder value. The quality of CNOA's products results in the ability to command and receive prices 15% higher than comparables. In the first two quarters of 2007 (as of June 30) the company posted $6.4 million in revenues, up 60% from the same period in 2006. Earnings for that same period were $2.4 million, a 58% increase over the comparable period the previous year.

CNOA has in excess of 6260 acres dedicated to green and organic rice. The irrigation system is fed from the Nen River, one of the last unpolluted rivers in China, and no chemicals or fertilizers are used in the process. The Company's flagship brand, ErMaPao, has won several quality awards, holds the highest organic certification and is the most popular rice brand in the country.

For investor-specific information and resources, visit http://www.trilogy-capital.com/tcp/coa.

To view current stock quotes and news, visit http://www.trilogy-capital.com/tcp/coa/quote.html.

To view an investor fact sheet about the company, visit http://www.trilogy-capital.com/tcp/coa/factsheet.html.

Mission Statement

China Organic Agriculture, Inc. is firmly committed to increasing shareholder value through setting the next generation standard for quality organic food products in China and throughout the world.

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Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 -- With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of CNOA could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations or expansion, inability to hire and retain qualified personnel, changes in the general economic climate, including rising interest rate and unanticipated events such as terrorist activities. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements. For further risk factors see the risk factors associated with our Company, review our SEC filings.

China Organic Agriculture
Steve Wan, 310-441-9777
stevewan@chinaorganicagriculture.com